UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2011

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-28820	52-2336602
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 1st Avenue South, Suite 100, Seattle, Washington		98134
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2011, Jones Soda Co. (the “Company”) promoted Carrie L. Traner to Vice President of Finance of the Company. The Company entered into an employment offer letter (the “Offer Letter”) with Ms. Traner pursuant to which Ms. Traner, in addition to Vice President of Finance, will also serve as the Company’s Principal Financial Officer and Secretary effective December 1, 2011. The Offer Letter was approved by the Company’s Board of Directors (the “Board”), on the recommendation of the Compensation and Governance Committee of the Board (the “Compensation Committee”).

Ms. Traner, age 37, has served as Controller of the Company since November 2008. Previously, Ms Traner served as Controller of Pyramid Breweries Inc, a craft beer brewery, from October 2005 until October 2008.   Ms. Traner began her financial career with Deloitte & Touche LLP, a professional services firm. Ms. Traner earned a Bachelor of Arts degree in Business Administration with a concentration in accounting from University of Washington. She is a certified public accountant.

Under the terms of the Offer Letter, Ms. Traner’s annual base salary will be $126,000. Ms. Traner will be eligible for an annual performance bonus with a target bonus amount of 25% of her base salary (with achievement of 100% of performance targets), based on the achievement of performance targets established by the Compensation Committee in the Company’s corporate bonus plan. For 2011, Ms. Traner’s bonus will be determined according to the bonus plan established for her in early 2011. Under that plan, fifty percent (50%) of the bonus will be based on achievement of key performance criteria and fifty percent (50%) will be based on the achievement of the following Company performance measures, weighted as set forth below (the “Corporate Performance Component”):

Weighting
Revenue Growth	16.66%
Gross Profit Growth	16.67%
Combined Case Sales of New Products	16.67%

Achievement of 100% of the target for a measure under the Corporate Performance Component will result in 100% payout for that measure, and achievement below 100% of the target for a measure under the Corporate Performance Component will result in a reduction of the payout for that measure by 2% for each percentage point of underachievement. Payouts under the key performance criteria component for Ms. Traner will be determined by the Board in consultation with the Company’s Chief Executive Officer. There is no minimum or maximum payout applicable to the key performance criteria component.

Ms. Traner will continue to participate in customary health and retirement plans available to the Company’s employees and will also receive a monthly cell phone allowance.

In addition, in connection with her promotion, Ms. Traner was granted a stock option to purchase 70,000 shares of the Company’s common stock pursuant to the Company’s 2011 Incentive Plan (the “Plan”), which has an exercise price equal to the closing price of the Company’s common stock on the date of the grant and will vest and become exercisable at the rate of 25% one year from the date of grant, and an additional 1/48th each additional one-month period thereafter subject to her continued employment.

The Offer Letter also provides Ms. Traner with severance benefits if the Company or its successor terminates Ms. Traner’s employment without “Cause” (as defined in the Plan) in connection with a “Change of Control” (as defined in the Plan). In the event of the foregoing, Ms. Traner will be entitled to a lump sum payment equal to three months of her then effective annual base salary.

The description of the Offer Letter contained in this report is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Jennifer Cue, who has been serving as the Company’s Interim Chief Financial Officer pursuant to an independent contractor agreement entered into in September 2011, will complete her service relationship with the Company on December 14, 2011.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Offer Letter between Carrie L. Traner and Jones Soda Co., dated December 1, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.

December 2, 2011	By:	/s/ William R. Meissner

Name: William R. Meissner
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Offer Letter between Carrie L. Traner and Jones Soda Co., dated December 1, 2011